sUNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 14, 2005

NOVASTAR RESOURCES LTD.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-28535

(Commission File Number)

91-1975651

(IRS Employer Identification No.)

1 E. Liberty Street, Suite 6000, Reno, Nevada 89501

(Address of principal executive offices and Zip Code)

(775) 686-6182

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01- Entry into a Material Definitive Agreement

Item 2.01- Completion of Acquisition or Disposition of Assets

Novastar Resources Ltd. (the "Registrant") has entered into an Assignment of Specific Mineral Rights (the “Agreement”) with American Graphite Holdings ("AGH"), an Alabama sole proprietorship, to acquire 100% of AGH’s thorium/monazite mineral rights (the “Rights”) in leased properties that are commonly referred to as “Ashland Graphite Properties” in Clay County, Alabama (the “Leased Properties”). The Registrant agreed to obtain the Rights in exchange for $100,000 cash, 1,000,000 restricted shares of the Registrant and the payment of royalty fees of $15.00 per ton of thorium/monazite removed from the Leased Properties. The Registrant's acquisition of the leases from AGH is an arm's length transaction. The Leased Properties are described in the Mineral Lease under which AGH originally obtained the Rights (the “Mineral Lease”). A copy of the Agreement is attached as Exhibit 10.1 to this form.

The Leased Properties cover approximately 3,300 acres. Under the Agreement, the Registrant retains the Rights for a period of 99 years and has the authority to assign these rights to a third party.

On September 30, 2005, the Registrant entered into a Mining Acquisition Agreement (the "Mining Acquisition Agreement") with Walter Doyle whereby the Registrant acquires an undivided 100% interest in and to any deposits of Thorium, Monazite and other rare earth minerals on certain mining properties in North Queensland, Australia, described in Schedule "A" of the Mining Acquisition Agreement. In consideration for obtaining its interest, the Registrant has agreed to issue 5,000,000 restricted shares of common stock to Walter Doyle, an arm's length party, pursuant to Regulation S promulgated under the Securities Act of 1933. In addition, the Registrant is obligated to incur its proportionate share of exploration expenditures, periodically to December 31, 2010.

The Mining Acquisition Agreement replaces and supersedes the agreement dated May 1, 2005 regarding the Property and is attached as Exhibit 10.2 to this Form 8-K.

Item 4.01 Changes in Registrant's Certifying Accountant.

On September 14, 2005, a resolution was adopted by unanimous written consent of the Board of Directors of the Registrant dismissing Morgan & Company, Chartered Accountants ("Morgan & Company") as the Registrant’s independent accountant.

None of Morgan & Company’s reports on the Registrant's financial statements for the fiscal years ended June 30, 2004, June 30, 2003, and for the period from inception on June 28, 1999 to June 30, 2004, contained an adverse opinion or disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope or accounting principles, except that the reports were qualified as to the Registrant's ability to continue as a going concern.

During the fiscal years ended June 30, 2004 and June 30, 2003 and through September 14, 2005, the date of Morgan & Company’s dismissal, there were no disagreements between the Registrant and Morgan & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to Morgan & Company’s satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its reports, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Registrant provided a copy of this Form 8-K to Morgan & Company and requested that Morgan & Company furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Registrant in this Form 8-K and, if not, identifying the statements with which it does not agree. A copy of the letter from Morgan & Company dated September 14, 2005 is attached as Exhibit 16.1 to this Form 8-K.

On September 14, 2005, a resolution was adopted by unanimous written consent of the Registrant’s Board of Directors appointing Telford Sadovnick P.L.L.C., Certified Public Accountants (“Telford Sadovnick”) as the Registrant’s new independent accountant. Prior to the engagement of Telford Sadovnick, the Registrant did not consult with such firm regarding the application of accounting principles to a specific completed or contemplated transaction, or regarding the type of audit opinion that might be rendered on the Registrant’s financial statements and no oral or written advice was provided by Telford Sadovnick that was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue. The Registrant also did not consult with Telford Sadovnick regarding any matter that was either the subject of a disagreement or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

EXHIBITS

Copies of the following documents are included as exhibits to this current report pursuant to Item 601 of Regulation S-B:

Exhibit No.	Description

10.1	Assignment of Specific Mineral Rights, dated September 14, 2005
10.2	Mining Acquisition Agreement dated September 30, 2005
16.1	Letter from Morgan and Company dated September 14, 2005 regarding change in independent accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVASTAR RESOURCES LTD.

/s/ Paul G. Carter

By: Paul G.Carter

Chief Financial Officer and Director

Date: October 6, 2005